Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”), effective as of June 2, 2014 (the “Effective Date”), is made and entered into by and between The Wendy’s Company (the “Company”) and Emil J. Brolick (“Executive”).
W I T N E S S E T H:

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of September 12, 2011 (the “Agreement”).  All words used in this Amendment which were defined in the Agreement are used herein as defined in the Agreement except as otherwise stated in this Amendment; and
WHEREAS, the Company and the Executive desire to amend certain provisions of the Agreement as hereinafter set forth.
NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 2 of the Agreement is hereby amended in its entirety to read as follows:

2.Employment; Term. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Executive for a period commencing on September 12, 2011 (or such earlier date as the Company and Executive may agree) and continuing through September 12, 2015 (the “Term”), on the terms and subject to the conditions set forth in this Agreement. The Term shall thereafter be automatically extended for additional periods of one year unless either the Company or the Executive gives notice of non-renewal at least 90 days prior to the end of the Term (as the Term may be renewed as provided herein). The first date that Executive commences his employment with the Company shall be referred to herein as the “Start Date.” If Executive remains employed by the Company after the Term absent an express written agreement providing for such an extension, Executive shall be considered an “at-will” employee, and his employment shall continue on such terms and conditions as the Company and Executive may agree, and the provisions of this Agreement shall not apply to such continued employment other than as set forth herein.
Section 4(a) of the Agreement is hereby amended in its entirety to read as follows:

4.Compensation and Benefits.
a.Base Salary. During the Term from and after the effective date of this Amendment, the Company shall pay Executive, and Executive shall accept, an annual rate of base salary (“Base Salary”) in the amount of $1,150,000 effective as of the effective date of this Amendment. The Base Salary shall be paid in accordance with the Company’s normal payroll practices and may be increased (and not decreased) from time to time at the sole discretion of the Board (or an authorized committee thereof), and each such increase (if any) shall thereafter be regarded as Executive’s “Base Salary” for all purposes under this Agreement; provided, however, that all amounts of Base Salary in excess of $1,000,000 shall be deferred under the terms of a deferred compensation plan (“Deferred Plan”) to be established by the Company, subject to the review and reasonable consent of Executive (which consent may not be unreasonably delayed or withheld). The Deferred Plan shall provide for, among other things, that (i) all amounts of Base Salary deferred hereunder shall be at all times vested and nonforfeitable, (ii) all such deferred amounts shall be unconditionally paid in a single lump sum payment within sixty (60) days following the date of Executive’s “separation from service,” unless such payment is subject to a “specified employee” delay pursuant to Section 14(q) hereof, or Executive’s death or “disability” (all such terms within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) if earlier and (iii) bearing interest (compounded for each full or partial calendar quarter) on the deferred amounts at a rate equal to the three (3)-month London Interbank Offered Rate (LIBOR), as reported from time to time in The Wall Street Journal (Electronic Edition), plus 500 basis points; provided, however, that in no event shall such rate exceed 120% of the applicable United States federal long-term rate.

Section 4(f) of the Agreement is hereby amended in its entirety to read as follows:

f.Subsequent Long-Term Equity Incentive Awards. Commencing in 2014, during the Term, Executive shall continue to be eligible to be granted awards under the Company’s annual long-term incentive award program in effect for other senior executive officers of the Company with an aggregate target, or guideline, award value of $3,000,000. The actual grant date value of all such awards granted during the Term to Executive shall be determined in the discretion of the Compensation Committee after taking into account the Company’s and Executive’s performance and other relevant factors and may be above or below the guideline range. The terms and conditions of such awards (including, without limitation, the form of award(s), vesting schedule, performance objectives, restrictive provisions, etc.) granted to Executive shall be the same as such terms and conditions applicable to the 2014 annual long-term incentive awards granted to other senior executive officers of the Company, unless otherwise provided for hereunder.
The first paragraph of Section 8 of the Agreement is hereby amended in its entirety to read as follows:

8.    Termination by the Company without Cause or by Executive for Good Reason . If this Agreement and Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason (as defined below) prior to the third anniversary of the Start Date (it being understood by the parties that termination by death or Disability shall not constitute a termination without Cause), then Executive shall be entitled to the following payments and benefits (in addition to the Accrued Obligations) upon the execution and effectiveness of the Release attached hereto and made a part hereof (the “Release”), and conditioned further upon Executive’s continued compliance with his post-termination obligations hereunder (Sections 10 through 13) and under any other applicable Company policy. For all purposes under this Section 8, any payments due to Executive solely as a result of a termination of his employment that is not a “separation from service” shall be postponed until the occurrence of a “separation from service” (or such earlier permitted event) to the extent necessary to satisfy Section 409A of the Code.

Section 9(a)(B) of the Agreement is hereby amended in its entirety to read as follows:

(B)
continued vesting through the end of the applicable vesting periods of all of Executive’s equity and other long-term incentive awards (including share units and stock options) outstanding on the date of the Retirement, and otherwise in accordance with their applicable terms as if Executive had not experienced a termination of employment; provided that (i) the continuing vesting of, and payments with respect to, all such awards shall be subject to Executive’s compliance following Retirement with his post-termination obligations to the Company under this Agreement or otherwise (the “Post-Termination Obligations”) and (ii) in the event of a Change in Control that occurs following Retirement all such equity and other long-term incentive awards shall be immediately vested, non-forfeitable and payable in connection with such Change in Control (except subject to any applicable 409A CiC Postponement) and all stock options shall be exercisable immediately prior to such Change in Control; it being understood that the Company may exercise its full rights and remedies with respect to any violation by the Executive of his Post-Termination Obligations accruing prior to such a Change in Control, notwithstanding the accelerated vesting and payment provisions of this sub-clause (ii). In the case of stock options, Executive shall be provided with a two year period to exercise such options commencing on the later of (x) Retirement, (y) termination of service as a member of the Board of Directors of the Company, and (z) the last date upon which such option vests, in each case not to exceed the maximum term of the applicable option.

Except as set forth in this Amendment, all of the provisions of the Agreement shall be and remain in full force and effect.

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Amendment effective as of the first date set forth above.

“COMPANY”

The Wendy’s Company

By: /s/ Scott A. Weisberg
Chief People Officer

“EXECUTIVE”

/s/ Emil J. Brolick
Emil J. Brolick

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